Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of Highland Funds II:

We consent to the use of our report dated November 21, 2012, with respect to the financial statements of Highland Global Allocation Fund (formerly, Pyxis Core America Equity Fund), as of September 30, 2012, incorporated herein by reference and to the references to our firm under the headings “FINANCIAL HIGHLIGHTS” in the prospectus, “FINANCIAL STATEMENTS” in the statement of additional information, and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the prospectus and statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

April 8, 2013